EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 17, 2021, is between Flexiti Financial Inc. (the “Company”), and Peter Kalen (“Employee”) (each a “Party” and collectively the “Parties”).

In consideration of the payment of $10.00 and the promises and covenants contained herein, the Parties agree as follows:

1.    Employment. Conditional upon the closing of a transaction under which CURO Group Holdings Corp. (“CURO”) becomes the ultimate parent company of the Company (the “Transaction”), and commencing on the closing date of the Transaction (the “Effective Date”), the Company hereby continues the employment of Employee, and Employee hereby accepts such continued employment, upon the terms and subject to the conditions hereinafter set forth. The parties acknowledge that the Employee has been employed by the Company since January 1, 2016.

2.    Duties. Employee shall be employed as the Chief Executive Officer of the Company and shall report to the Chief Executive Officer of CURO. In such capacity, Employee shall have the responsibilities and duties customary for such office and such other executive responsibilities and duties as are reasonably assigned by the Chief Executive Officer of CURO which are consistent with Employee’s position. At all times during the performance of this Agreement, Employee will adhere to the rules and regulations and policies that have been or may hereafter be established by the Company for the conduct of employees of the Company and its subsidiaries or for the position or positions held by Employee. Employee agrees to devote substantially all of Employee’s working time and best efforts to the performance of Employee’s duties to the Company.

3.    Term. Employee’s term of employment under this Agreement shall be effective as of the Effective Date and shall continue until terminated in accordance with Section 6 below.

4.    Compensation and Benefits. Until the termination of Employee’s employment hereunder, in consideration for the services of Employee, the Company shall compensate Employee as follows:

    (a)    Base Salary. The Company shall pay Employee, in accordance with the Company’s then current payroll practices, an annual base salary (the “Base Salary”). As of the Effective Date, Employee’s Base Salary is $600,000. Employee’s Base Salary shall be reviewed annually but there shall be no guarantee of any increase.

    (b)    Short-Term Incentive Compensation. For each calendar year during the term of this Agreement, Employee shall be eligible to participate in Company’s annual short-term incentive program, with a target annual short-term incentive compensation award as determined annually by CURO’s Board of Directors (the “Board”) (the “STIP Award”). Subject to the foregoing, the performance targets, allocation of the aggregate award among those performance targets and threshold and stretch potential shall be approved annually by the Board and shall be substantially similar to the terms and conditions applicable to awards made to other executive officers of the Company. Except as otherwise provided for in this Agreement, any STIP Award actually earned by Employee in any calendar year shall be paid to Employee at the same time and manner as the Company pays annual short-term incentive compensation awards to other executive officers, subject to Employee Actively Performing Services through the applicable performance period. Under no circumstances should any STIP Award be considered part of Employee’s Base Salary or other regular employment compensation. If Employee gives notice of resignation or retirement, Employee will be deemed to have ceased to be Actively Performing Services for the Company on the date that Employee gives notice of resignation or retirement to the Company. If Employee’s employment is terminated by the Company, regardless of whether the termination is for cause or without cause, or lawful or unlawful, Employee will cease to be Actively Performing Services for the Company on the date specified by the Company in its written notice of termination to Employee as being Employee’s termination date without regard to any notice or pay in lieu of notice to which Employee might then be entitled, except as may be expressly required by the Employment Standards Act, 2000 (Ontario) (the “ESA”). For the avoidance of doubt, and except as may be expressly required by the ESA, Employee will not be considered to be Actively Performing Services for the Company during any period during which Employee receives, or claims to be entitled to, any compensatory payments in lieu of notice of termination, and Employee is not entitled to any damages for STIP Award payments in respect of such period whether pursuant to common law or contract. The Company will comply with all requirements of the ESA.

    (c)     Acquisition RSU Grant. Employee shall be granted $900,000 of CURO restricted stock units on the Effective Date (“Acquisition Grant”). The Company shall ensure that Employee receives Employee’s Restricted Stock Unit Grant Notice in respect of Employee’s Acquisition Grant on the Effective Date, which will provide for vesting over three years in equal annual increments.

    (d)    Long-Term Incentive Compensation. For each calendar year during the term of this Agreement, Employee shall be eligible to participate in CURO’s long-term incentive compensation program (the “LTIP Award”) in accordance with its terms and conditions. The LTIP Award shall be in the amount and form of equity (subject to vesting and other terms) as determined annually by the Board and shall be evidenced by an award agreement in the form used by CURO for other senior executives. Employee must be Actively Performing Services for the Company on the date of vesting of the LTIP Award and under no circumstances should any such awards be considered part of Employee’s Base Salary or other regular employment compensation.

    (e)    Vacation. Employee shall be entitled to accrue five weeks of vacation per year in accordance with the Company’s vacation policy. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Employee and in accordance with the ESA.

    (f)    Insurance; Other Benefits. Employee shall be entitled to receive any health, accident, disability and life insurance and other employee benefits provided by the Company, under group health, accident, disability and life insurance plans and other employee benefit plans and fringe benefits maintained by the Company for its full-time, salaried executive employees as such benefits may be modified from time-to-time by the Company, provided that such modified benefits shall be no less favourable on an aggregate basis to the Employee as compared with benefits of similarly-situated employees of the Company as of the Effective Date.

    (g)    Currency and Withholding. All amounts payable by the Company to Employee hereunder (including, but not limited to, Base Salary and STIP Award) shall be in Canadian currency and shall be subject to all applicable deductions and withholdings, including without limitation any applicable federal, provincial, local or other withholding tax requirements, Canada Pension Plan and Employment Insurance.

5.    Expenses. The Company shall reimburse Employee for all documented reasonable expenses of types authorized by the Company and incurred by Employee in the performance of Employee’s duties hereunder in accordance with the Company’s expense policy. Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time-to-time. The Company will pay the cost of

Employee’s annual professional fees and the cost of any continuing education programs reasonably required by Employee to maintain Employee’s professional designation or license.

6.    Termination. Employee’s employment hereunder shall commence on the Effective Date and continue until terminated pursuant to this Section 6:

    (a)    Death. Upon Employee’s death.

    (b)    Disability. At the option of the Company, in the event of Employee’s Disability (as defined below), upon 30 days’ written notice from the Company. For purposes hereof, Employee shall be deemed to have a “Disability” if Employee is unable (as reasonably determined in good faith by the Board), on account of a physical or mental illness, injury or disease or combination thereof, with or without accommodation, to substantially perform Employee’s material duties and obligations under this Agreement for a period of more than 90 consecutive days or for a total of 180 days within any 12-month period. Any such determination shall be made subject to the Company’s obligations under the Human Rights Code (Ontario).

    (c)    For Cause. For “Cause” immediately upon written notice by the Company to Employee. For purposes of this Agreement, “Cause” shall mean any conduct by Employee which would constitute just cause under applicable law, including without limitation:

        (i)    Employee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries or affiliated companies (the Company and all of its subsidiaries and affiliated companies, including without limitation CURO Group Holdings Corp. and CURO Management LLC, collectively, the “Companies”), including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of any of the Companies;

        (ii)    Employee shall have committed or been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any indictable offence or any other crime that could reasonably be expected to have a material adverse effect on the business or reputation of any of the Companies;

        (iii)    Employee shall have committed a material breach of any of the covenants, terms and provisions of Sections 7, 8, 9, 10 or 11 hereof or of the Company’s Code of Business Conduct and Ethics or other written policy adopted by the Board that has been disclosed to the Employee;

        (iv)    Employee shall have refused, after written notice from the Company, to obey any lawful resolution of or direction by the Board that has been disclosed to the Employee and which is consistent with Employee’s duties hereunder;

        (v)    Employee shall be chronically absent from work (excluding disability (as defined in the applicable plan or program), vacation, illnesses or authorized or statutory leaves of absence approved by the Board or permitted by applicable law) and such absence shall continue following written notice to Employee;

        (vi)    Employee shall have failed to devote substantially all of Employee’s working time and best efforts to the performance of Employee’s duties to the Company and such failure continues for more than 10 days after written notice of such failure has been given to Employee;

        (vii)    Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs or shall have possessed illegal, unpermitted or unregistered weapons, in each case on the premises of the Company or any of its direct or indirect subsidiaries; or
        (viii)    Employee shall have engaged willful misconduct or gross negligence.

    (d)    Termination Without Cause. Without Cause by written notice from the Company to Employee.

(e)     Resignation Without Good Reason. Resignation by Employee upon providing 4 weeks’ written notice to the Company.

    (f)    Resignation For Good Reason. Resignation by Employee for “Good Reason” upon prior written notice to the Company, such notice to be provided within 10 days of the occurrence of an event which Employee believes constitutes Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean:

(i)    a material breach by the Company of any of its obligations under this Agreement that shall have continued for a period of 30 days after written notice to the Company from Employee specifying such breach in reasonable detail and that is continuing as of the date of termination; or

        (ii)    any other action by the Company which results in a material diminution in Employee’s title, position, compensation, status, reporting relationships, authority, duties or responsibilities, which actions are not remedied by the Company within 15 business days after receipt of written notice thereof given by Employee.

(g)    Rights and Remedies on Termination.

    (i)    If Employee’s employment hereunder is terminated pursuant to any of Sections 6(a) through 6(f), Employee (or upon Employee’s death, Employee’s estate) shall receive all accrued but unpaid Base Salary and vacation pay to the Termination Date, any expenses properly incurred under the Company’s expense policy up to the Termination Date, and any earned but unpaid STIP Award. For the purposes of this Agreement, the “Termination Date” shall mean the effective date of termination set out in a notice of termination or resignation provided by the Company or Employee, as applicable.

    (ii)    If Employee’s employment hereunder is terminated by the Company pursuant to Section 6(b) or Section 6(c), Employee shall receive all minimum requirements under the ESA to which Employee is entitled in the event of such terminations.

(iii)    If Employee’s employment hereunder is terminated by the Company pursuant to Section 6(d) or by Employee pursuant to Section 6(f), then Employee shall be entitled to a separation package (the “Separation Package”) consisting of (A) continued payment, in accordance with the Company’s then-current payroll practices, of Employee’s Base Salary for a 12-month period following such Termination Date; (B) to the extent that the Board determines, in its sole discretion, that the Company was on track to meet the current calendar year STIP Award targets contemplated by Section 4(b) at the Termination Date and those targets are actually met for such calendar year, the amount of the applicable STIP Award prorated for the number days elapsed (out of 365) in such year prior to such Termination Date (it being understood and agreed that any STIP Award or prorated STIP Award payable pursuant to this Section 6 shall be paid at such time as such STIP Awards would have otherwise been payable under Section 4(b); (C) all unvested stock that has been awarded to Employee in connection with the Acquisition Grant shall vest immediately prior to the Employee’s Termination Date or at CURO’s option, be settled in cash based on the share price as at the Termination Date; and (D)

benefits continuation for the 12-month period following the Termination Date. Prior to receiving the portions of the Separation Package which exceed the minimum requirements of the ESA, and as a condition of receiving them, Employee shall sign a full and final release acceptable to the Company.

(iv)     Any LTIP Award shall be treated upon termination in accordance with the terms of the LTIP Award and any grant agreement.

(v)    Except as otherwise set forth in this Section 6(g), Employee shall not be entitled to any notice of termination, pay in lieu of notice, severance, bonus or other compensation after termination. The payments and benefits described in this Section 6(g), including without limitation the Separation Package, are inclusive of any and all statutory minimum entitlements under the ESA and fully satisfy the Company’s and all affiliates’ obligations to Employee in respect of the termination of Employee’s employment and Employee will not be entitled to further notice of termination, pay in lieu of notice or severance pay under common law or contract.

(vi)    For greater certainty, Employee and the Company intend to and will comply with all requirements of the ESA.

7.    Inventions; Assignment. All rights to discoveries, inventions, improvements, innovations, advances, computer programs, concepts, compositions, data, database technologies, designs, domain names, drawings, formulae, ideas, integrated circuit typographies, know-how, mask works, sketches, software, practices, processes, research materials, trade-secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (including all data and records pertaining thereto) related to the business of any of the Companies, whether or not patentable, copyrightable, registrable as a trademark or reduced to writing, that Employee may discover, invent or originate during the term of Employee’s employment hereunder, either alone or with others and whether or not during working hours or by the use of the facilities of any of the Companies (“Inventions”), shall be the exclusive property of the Companies. Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents that the Company may deem necessary to protect or perfect the rights of the Companies therein, and shall assist the Companies, at the Companies’ expense, in obtaining, defending and enforcing the Companies’ rights therein. Employee hereby appoints the Company and each of the other Companies, individually, as Employee’s attorney in fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company or any of the other Companies to protect or perfect their rights to any Inventions. Employee hereby waives any and all moral rights in the Inventions.

8.    Confidential Information.

(a)Employee recognizes and acknowledges that certain assets of, and information relating to, the Companies, including, without limitation, information regarding the Companies’ methods of operation, financial information, strategic planning, operational budgets and strategies, payroll data, employees, management systems programs, computer systems, marketing plans and strategies, merger and acquisition strategies and customer lists (“Confidential Information”) are valuable, special and unique assets or information of the Companies and their affiliates. Employee shall not, during or after Employee’s term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, directly or indirectly, or use such Confidential Information, except as may be required pursuant to Employee’s employment hereunder; provided, that Confidential Information shall in no event include (i) Confidential Information which was generally available to the public at the time of disclosure by Employee; or (ii) Confidential Information which becomes publicly available other than as a consequence of the breach by Employee of Employee’s confidentiality obligations hereunder. In the event of the termination of Employee’s employment, whether voluntary or involuntary and whether by the Company or Employee, Employee shall deliver to the Company all documents and data pertaining to the Confidential Information, as well as any and all other Company property in Employee’s possession or control, in whatever form, and shall not take with Employee any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information or other Company property. In the event that Employee is legally compelled to disclose any of the Confidential Information, Employee shall provide the Company with prompt written notice so that the Company, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Employer waives compliance with the provisions of this Agreement, Employee shall furnish only that portion of the Confidential Information that Employee is advised by counsel is legally required to be disclosed.

(b)In addition, Employee understands that nothing in this Agreement shall be construed to prohibit Employee from (i) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, provincial or local government agency; or (ii) truthfully responding to or complying with a subpoena, court order or other legal process; provided however, that Employee agrees to forego any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where Employee’s right to receive such a monetary benefit is otherwise not waivable by law.

(c)In the event that Employee files a lawsuit for retaliation by any of the Companies for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9.    Non-Competition. During employment hereunder and for 12 months following the Termination Date (the “Designated Period”), Employee will not, in a Same or Similar Capacity, anywhere within Canada, directly or indirectly, engage, participate in or become associated with, alone or as a shareholder (other than as a holder of less than 1% of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, any other business organization that is engaged or becomes engaged in any business that is in direct competition with the business of the Company (namely, retail point-of-sale financing) (a “Competitive Business”). Notwithstanding the foregoing, Employee may work for a business that provides multiple lines of business including a Competitive Business if Employee is not directly involved in the line of business that engages in the Competitive Business.

For the purposes of this Agreement, “Same or Similar Capacity” means:
(a)the same or similar capacity or function in which Employee worked for the Company at any time during the 12 months preceding the Termination Date; and/or
(b)    any other capacity, where Employee’s knowledge of Confidential Information could provide a competitive advantage to any business in competition with the Company.

10.    Non-Solicitation. During the Designated Period, Employee will not, on Employee’s own behalf or on behalf of any individual, corporation, firm, partnership, governmental organization or other entity (a “Person”), directly or indirectly, anywhere in Canada (a) solicit any employee of any of the Companies with whom Employee worked in the 12 months prior to the Termination Date to leave its employ for alternative employment; (b) solicit, or attempt to divert or otherwise interfere with the relationship with, any Customers of the Companies; or (c) attempt to divert or otherwise interfere with the relationship with any Suppliers of the Companies.

For the purposes of this Agreement:

“Customer” means any Person, to Employee’s knowledge:

(a)that has purchased or distributed the goods, products or services of the Companies or any one of them at any time during the 12 months preceding the Termination Date; or

(b)whom the Companies or any one of them has solicited, called upon or negotiated with at any time during the 12 months preceding the Termination Date with a view to selling or providing goods, products or services to such Person or distributing goods, products or services through such Person.
“Supplier” means any Person, to Employee’s knowledge:
(a)having provided goods, products or services to the Companies or any one of them at any time during the 12 months preceding the Termination Date; or
(b)    whom the Companies are in negotiation with as at the Termination Date with a view to having such Person provide goods, products or services to the Companies, or any one of them.

11.    Non-Disparagement. Employee shall not, during employment or at any time thereafter, disparage the Companies or any of their officers, directors or employees, in whatever form.

12.    Acknowledgement. Employee acknowledges that the provisions of Sections 7, 8, 9, 10 and 11 are essential to protect the business and goodwill of the Companies. Employee will continue to be bound by the provisions of such sections until their expiration and shall not be entitled to any compensation from the Company with respect thereto except as provided above. If at any time the provisions of any of Sections 9 or 10 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, Section 9 and 10 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that Section 9 or 10, as applicable, so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Employee hereby acknowledges that Employee has agreed to be bound by the provisions of Sections 7, 8, 9, 10 and 11 in consideration for the compensation, Separation Package and other benefits to be provided by the Company to Employee pursuant to the terms of this Agreement. The restrictive covenants that are set forth in this Agreement shall not be deemed to be in contradiction with any restrictive covenants included in any other agreement entered into between Employee and the Companies or any of them. The restrictive covenants in this Agreement and in any other agreement between Employee and the Companies or any of them shall all apply in addition one to the other and in addition to all duties and obligations Employee may have at common law.

13.    General.

    (a)    Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 13(a):

If to the Company, to:

Flexiti Financial Inc.
130 King St W #1740
Toronto, ON M5X 1E1
Canada

With a copy to:

CURO Group Holdings Corp.
3527 North Ridge Road
Wichita, Kansas 67205
Attention: Chief Legal Officer

If to Employee, to Employee’s last known address, as reflected in the Company’s records.

    (b)    Equitable Remedies. Each of the Parties hereto acknowledges and agrees that upon any breach by Employee of Employee’s obligations under Sections 7, 8, 9, 10 or 11 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

    (c)    Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

    (d)    Waivers. No delay or omission by either Party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

    (e)    Counterparts. This Agreement may be executed in multiple counterparts (including by telecopier), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (f)    Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the Parties hereto, including any entity which acquires substantially all of the assets or stock of the Company.

    (g)    Entire Agreement. Except for the provisions of the ESA, which are incorporated herein by reference, this Agreement, and the side letter between the parties dated as of the date of this Agreement, contains the entire understanding of the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation, any other employment agreements or any other agreements or memoranda entitling Employee to compensation (including any bonus) from the Company or any of the Companies.

This Agreement shall not be amended except by a written instrument hereafter signed by each of the Parties hereto.

    (h)    Interpretation and ESA Failsafe. It is the intention of Employee and the Company to comply with the ESA. Accordingly, this Agreement shall (a) not be interpreted as in any way waiving or contracting out of the ESA; and (b) be interpreted to achieve compliance with the ESA. This Agreement contains the Parties’ mutual understanding and there shall be no presumption of strict interpretation against either Party.

(i) Legal Advice. Employee acknowledges that Employee has read and understands the terms and conditions contained in this Agreement, and that Employee has obtained independent legal advice prior to executing this Agreement.

(j) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to any principles of conflicts of laws.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

FLEXITI FINANCIAL INC.		EMPLOYEE

/s/
By:	/s/	Peter Kalen

Title:	General Counsel	Date:	January 17, 2021

Date:	January 17, 2021